Exhibit 15.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference into Registration Statements Nos. 333-10232 and 333-11320 on Form F-3 of our report dated 17 March 2011, relating to the consolidated financial statements of Santander UK plc, appearing in this Annual Report on Form 20-F of Santander UK plc for the year ended 31 December 2010, and to the reference to us under the heading “Selected Financial Data” in such Annual Report on Form 20-F.
DELOITTE LLP
Chartered Accountants and Registered Auditors
London, England
17 March 2011